Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Charles Boyle	April 20, 2009
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

ADDS NEW MEMBER TO BOARD OF TRUSTEES

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that its Board of Trustees has appointed Randall C. Stein as a Trustee. Mr. Stein becomes the seventh member of the Board of Trustees and the fifth independent Trustee.

Mr. Stein, 50, is currently president and co-founder of WP Realty, Inc. (since 1995), an integrated commercial real estate company specializing in the acquisition, development, leasing and management of real estate located in the Mid-Atlantic and Northeastern portions of the United States. Prior thereto, Mr. Stein held senior positions at Arbor Property Trust, a former publicly traded real estate investment trust, and Dusco, Inc.

“Randy Stein has many years of experience and accomplishment in various segments of the real estate industry which will enable him to provide valuable advice to our Board of Trustees”, said Alan B. Miller, President, Chief Executive Officer and Chairman of the Board of Universal Health Realty Income Trust.

Mr. Stein earned a B.S. in accounting from Drexel University and a M.S. from Villanova’s School of Law. He has been a member of the Board of Directors of the Lower Merion Conservancy since 2007 and a member of JEVS Human Services Council since 2003.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-nine real estate investments or commitments in fifteen states.